                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
U.S. Cable Television Group, L.P.

We consent to the inclusion of our report dated March 20, 1998, on the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners capital (deficiency) and cash flows for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, in the registration statement on Amendment No. 1 to Form S-4 of Mediacom LLC and Mediacom Capital Corporation. We also consent to the inclusion of our report dated April 1, 1997, except as to Note 11 which is as of January 23, 1998, on the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations and partners capital (deficiency) and cash flows for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, and for the years ended December 31, 1995 and 1994, in the registration statement on Amendment No. 1 to Form S-4 of Mediacom LLC and Mediacom Capital Corporation and to the reference to our firm under the heading "Experts" in the prospectus and the registration statement. Such reports include an explanatory paragraph related to a change in cost basis of the consolidated financial information as a result of a redemption of certain limited and general partnership interests effective August 13, 1996.


                                                       /s/ KPMG Peat Marwick LLP

                                                           KPMG Peat Marwick LLP


Jericho, New York
August 10, 1998